Exhibit 99.01

CONTACTS:
At Cepheid:
	John L. Bishop	Andrew D. Miller
	Chief Executive Officer	Senior Vice President, Chief Financial Officer
	408-541-4191	408-541-4191
	john.bishop@cepheid.com	andrew.miller@cepheid.com

	For Cepheid Media Inquiries:	For Cepheid Investor Inquiries:
Cepheid	Chris Stamm	Jared Tipton	Jason Spark
904 Caribbean Drive	Schwartz Communications	Director, IR & Corporate Communications	Porter Novelli Life
Sunnyvale, CA 94089	781-684-0770	Cepheid	Sciences
Telephone: 408.541.4191	Cepheid@schwartz-pr.com	408-400-8377	619-849-6005
Fax: 408.541.4192		jared.tipton@cepheid.com	jspark@pnlifesciences.com
Cepheid Reports Record Revenue of $44.8 Million
90 Percent Increase in Product Sales Driven by Robust Growth in Clinical Market
SUNNYVALE, California, May 1, 2008 — Cepheid (NASDAQ: CPHD) today reported record revenue of $44.8 million for the first quarter of fiscal 2008, an increase of 76 percent over the first quarter of fiscal 2007. First quarter net loss was $1.9 million, or $(0.03) per share, on a GAAP basis; first quarter net income was $1.7 million, or $0.03 per diluted share, on a non-GAAP basis. Net loss in the first quarter of the prior year was $6.2 million, or $(0.11) per share on a GAAP basis, and $3.9 million, or $(0.07) per share, on a non-GAAP basis. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.
“Continued success in growing our clinical market sales along with significant improvement in the gross margin realized on product sales are driving Cepheid toward profitability on a non-GAAP basis for the full year 2008,” said John Bishop, Cepheid’s Chief Executive Officer. “As a result of the continued expansion of the Healthcare Associated Infection (HAI) market and the success of our Xpert™ MRSA test and GeneXpert® System, clinical sales in the first quarter grew by nearly 250 percent compared to the same period last year. The market is clearly recognizing the need for and benefit of our rapid, on-demand molecular testing solution. We are committed to delivering the most robust platform and comprehensive menu of tests in the industry to meet the expanding HAI market need for surveillance, diagnostic, and pre-surgical testing products.”
Operational Highlights
Cepheid’s performance in the first quarter was driven by robust growth in clinical product sales resulting from test utilization in the emerging HAI test market for Xpert MRSA, continued adoption of the GeneXpert® System and reagent pull-through sales of additional products from Cepheid’s menu of GeneXpert tests. Clinical product sales grew 246 percent to $25.8 million, and now represent 61 percent of total product revenue. Xpert MRSA test revenue grew 78 percent sequentially from the fourth quarter of fiscal 2007 to over $8 million. Clinical GeneXpert System revenues grew approximately 400 percent as compared to the first quarter of fiscal 2007.
Other key highlights for the quarter include:

▪	Total product sales increased 90 percent to $41.9 million from $22.1 million for the first quarter of 2007.

▪	System product sales increased 110 percent to $14.3 million.

▪	Reagent and disposable product sales grew 81 percent to $27.6 million.

▪	Strong growth was realized across all geographical markets. North American product sales, excluding the US Postal Service (USPS), grew 191 percent to $18.5 million. European product sales grew 150 percent to $10.0 million.

▪	GAAP gross margin on product sales increased to 45 percent from 37 percent in the first quarter of fiscal 2007. Non-GAAP gross margin on product sales increased to 47 percent from 39 percent in the first quarter of fiscal 2007. The increase is primarily due to the implementation of our ROBAL (Reagents On Board Automated Line) automated test cartridge manufacturing line and a product mix shift toward the higher-margin clinical market.

▪	Cash, cash equivalents and current and non-current investments totaled $42.9 million as of March 31, 2008.
Momentum in the placement of GeneXpert Systems continued in the first quarter. Cepheid installed a total of 126 GeneXpert Systems and 565 modules, primarily in North America and Europe. As of March 31, 2008, a cumulative total of 609 GeneXpert Systems and 3,134 modules have been placed worldwide.
“Our US placement of 50 systems and 395 modules was in line with our expectations for the first quarter,” added John Bishop. “We are also starting to see accounts purchase additional modules to accommodate potentially increasing test demand.”
Cepheid’s product development programs continue to be on track. As expected, the Company filed a 510(k) with the FDA for the Xpert MRSA/SA — SSTI (Skin and Soft Tissue Infection) product in March and expects to submit a 510(k) for the Xpert MRSA/SA — BC (Blood Culture) product during the current quarter. The development of the GeneXpert Infinity-48 is on track with shipment expected to begin in December of this year. A functional prototype of the GeneXpert Infinity-48 is expected to be unveiled at the American Association of Clinical Chemistry (AACC) meeting in July.
Business Outlook
For fiscal year 2008, the Company is raising its previously provided revenue guidance:
▪	Total revenue is expected to be in the range of $183 million to $190 million.
o	Product sales are expected to be in the range of $176 million to $181 million.

o	Xpert MRSA test sales are expected to be in the range of $52 million to $55 million.
▪	GAAP net loss for 2008 is expected to be in the range of $10 million to $12 million, or $(.18) to $(.21) per share.

▪	Non-GAAP net income is expected to be in the range of $3 million to $5 million, or $.05 to $.08 income per fully-diluted share. Non-GAAP net income excludes approximately $14 million related to stock compensation expense and $1 million related to the amortization of acquired intangibles.

Safe Harbor Statement
This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to potential growth in clinical products sales, future product releases, future regulatory clearance of products, other future development and operational milestones, future revenues and demand for certain products, future net income and other future operating results. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our success in increasing direct sales and the effectiveness of new sales personnel; the performance and market acceptance of new products; sufficient customer demand; our ability to develop and complete clinical trials successfully in a timely manner for new products; uncertainties related to the FDA regulatory and European regulatory processes; the level of testing at existing clinical customer sites; changes in the protocols or level of testing for MRSA and other HAIs; the mix of products sold, which can affect gross margins; the rate of environmental biothreat testing conducted by the USPS, which will affect the amount of consumable products sold to the USPS; unforeseen development and manufacturing problems; the potential need for additional licenses for new tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; the company’s ability to continue to realize manufacturing efficiencies, which are an important factor in improving gross margins; the company’s reliance on distributors in some regions to market, sell and support its products; the occurrence of unforeseen expenditures, acquisitions or other transactions; the impact of acquisitions; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K and its other reports filed with the Securities and Exchange Commission.
All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.
Conference Call Information and Web Cast
Cepheid will host its first quarter conference call today at 4:30 p.m. EST. Interested participants and investors may access the teleconference call by dialing 888-679-8018 (U.S./Canada) or 617-213-4845 (international), participant code 93009314. A telephonic replay will be available for seven days beginning at 6:30 p.m. Eastern Time. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 25802805.
The live conference call can also be accessed on the Investor section of Cepheid’s Web site at http://www.cepheid.com under Investors: Events: Webcasts and Presentations. Web participants are encouraged to go to the Web site 15 minutes prior to the start of the call to register, download, and install any necessary software. After the live webcast, a replay will remain available in the Investors section of Cepheid’s Web site for 90 days.

About Cepheid
Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is an on-demand molecular diagnostics company that develops, manufactures, and markets fully- integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company’s easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See http://www.cepheid.com for more information.
(FINANCIAL STATEMENTS FOLLOW)

CEPHEID
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF
OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
System sales	$14,324	$6,837
Reagent and disposable sales	27,596	15,230

Total product sales	41,920	22,067
Other revenues	2,913	3,477

Total revenues	44,833	25,544

Costs and operating expenses:
Cost of product sales	22,986	13,877
Collaboration profit sharing	3,733	3,497
Research and development	9,898	6,922
Sales and marketing	6,941	4,493
General and administrative	4,747	3,935

Total costs and operating expenses	48,305	32,724

Loss from operations	(3,472)	(7,180)
Other income, net	1,282	1,027

Net loss before income tax benefit	(2,190)	(6,153)
Income tax benefit	340	—

Net loss	$(1,850)	$(6,153)

Basic and diluted net loss per share	$(0.03)	$(0.11)

Shares used in computing basic and diluted net loss per share	56,152	55,012

CEPHEID
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$20,000	$16,476
Marketable securities	—	27,550
Accounts receivable, net	26,540	21,263
Inventory	27,094	23,821
Prepaid expenses and other current assets	3,848	2,565

Total current assets	77,482	91,675
Property and equipment, net	20,168	17,174
Investments	22,856	—
Other non-current assets	488	923
Intangible assets	39,474	40,629
Goodwill	14,844	14,844

Total assets	$175,312	$165,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,810	$10,587
Accrued compensation	5,844	8,573
Accrued royalties	7,318	6,913
Accrued collaboration profit sharing	2,083	522
Accrued and other liabilities	5,566	4,742
Income tax payable	—	213
Deferred revenue	3,939	4,016

Total current liabilities	39,560	35,566
Deferred revenue	1,791	2,054
Other liabilities	657	690

Total liabilities	42,008	38,310

Shareholders’ equity:
Common stock	261,539	254,807
Additional paid-in capital	29,994	26,697
Accumulated other comprehensive income (loss)	(1,470)	340
Accumulated deficit	(156,759)	(154,909)

Total shareholders’ equity	133,304	126,935

Total liabilities and shareholders’ equity	$175,312	$165,245

Table A — GAAP vs. Non GAAP Measures

	Three Months Ended,
	March 31,
	2008	2007
Cost of product sales	$22,986	$13,877
Stock compensation expense	(350)	(266)
Amortization of acquired inventory step-up in basis	—	(64)
Amortization of purchased intangible assets	(241)	(175)

Non-GAAP measure of cost of product sales	$22,395	$13,372

Gross margin on product sales per GAAP	45%	37%
Gross margin on product sales per Non-GAAP	47%	39%

Research and development	$9,898	$6,922
Amortization of purchased intangible assets	(24)	(24)
Stock compensation expense	(1,263)	(744)

Non-GAAP measure of cost of research and development	$8,611	$6,154

Sales and marketing	$6,941	$4,493
Amortization of purchased intangible assets	(21)	(5)
Stock compensation expense	(845)	(371)

Non-GAAP measure of cost of selling, general and administrative	$6,075	$4,117

General and administrative	$4,747	$3,935
Stock compensation expense	(803)	(620)

Non-GAAP measure of cost of selling, general and administrative	$3,944	$3,315

Income (Loss) from Operations	$(3,472)	$(7,180)
Stock compensation expense	3,261	2,001
Amortization of acquired inventory step-up in basis	—	64
Amortization of purchased intangible assets	286	204

Non-GAAP measure of Income (Loss) from Operations	$75	$(4,911)

Net Income (Loss)	$(1,850)	$(6,153)
Stock compensation expense	3,261	2,001
Amortization of acquired inventory step-up in basis	—	64
Amortization of purchased intangible assets	286	204

Non-GAAP measure of Net Income (Loss)	$1,697	$(3,884)

Diluted net income (loss) per share	$(0.03)	$(0.11)
Stock compensation expense	0.05	0.04
Amortization of acquired inventory step-up in basis	—	0.00
Amortization of purchased intangible assets	0.01	0.00

Non-GAAP measure of Net Income (Loss)	$0.03	$(0.07)

Shares used in computing basic net income (loss) per share	56,152	55,012
Incremental shares from the assumed conversion of dilutive stock options	5,868	—

Shares used in computing diluted net income (loss) per share	62,020	55,012
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